Exhibit 8

SUBSIDIARIES

Subsidiaries	Jurisdiction of Organization	Commonly referred to as
Alumina do Norte do Brasil S.A. — Alunorte	Brazil	Alunorte

CADAM S.A.	Brazil	Cadam

CELMAR S.A. — Indústria de Celulose e Papel	Brazil	Celmar

CVRD Overseas Ltd.	Cayman Island	—

Ferrovia Centro-Atlântica S.A.	Brazil	FCA

Ferteco Mineração S.A. – FERTECO	Brazil	Ferteco

Itabira Rio Doce Company Ltd. — ITACO	Cayman Island	ITACO

Mineração Serra do Sossego S.A.	Brazil	Sossego

Minerações Brasileiras Reunidas S.A. — MBR	Brazil	MBR

Navegação Vale do Rio Doce S.A. — DOCENAVE	Brazil	Docenave

Pará Pigmentos S.A.	Brazil	Pará Pigmentos

Rio Doce International Finance Ltd. — RDIF	Bahamas	RDIF

Rio Doce Manganèse Europe — RDME	France	RDME

Rio Doce Manganese Norway — RDMN	Norway	RDMN

Salobo Metais S.A.	Brazil	Salobo

Rio Doce Manganês S.A.	Brazil	RDM

Urucum Mineração S.A.	Brazil	Urucum

Vale do Rio Doce Alumínio S.A. — ALUVALE	Brazil	Aluvale

Brasilux S.A.	Luxembourg	—

Companhia Portuária Baia de Sepetiba	Brazil	—

Docepar S.A.	Brazil	Docepar

Florestas Rio Doce S.A.	Brazil	Florestas

Rio Doce América Inc.	EUA	RDA

TVV — Terminal de Vila Velha S.A.	Brazil	TVV